CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Vital Living, Inc. on Amendment No. 1 to Form SB-2 of our report dated February 3, 2006, with respect to our audit of the consolidated financial statements of Vital Living, Inc. as of December 31, 2005 and for the two years in the period then ended, appearing in the Prospectus which is a part of this Registration Statement, filed with the Securities and Exchange Commission. We also consent to the use of our name as it appears under the caption “Experts.”

/s/ EPSTEIN, WEBER & CONOVER, P.L.C.

Scottsdale, Arizona
April 6, 2006